SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.__)

Filed by the Registrant                        [X]

Filed by a Party other than the Registrant     [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to [Sec.] 240.14a-11(c) or [Sec.] 204.14a-12

                                  PROCEPT, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


     -----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)  Title of each class of securities to which transaction applies:

             --------------------------------------------------------------

         2)  Aggregate number of securities to which transaction applies:

             --------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

             --------------------------------------------------------------

         4)  Proposed maximum aggregate value of transaction:

             --------------------------------------------------------------


         5) Total fee paid:

             --------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

             --------------------------------------------------------------

         2)  Form, Schedule or Registration Statement No.:

             --------------------------------------------------------------

         3)  Filing Party:

             --------------------------------------------------------------

         4)  Date Filed:

             --------------------------------------------------------------

                                  PROCEPT, INC.

               840 Memorial Drive, Cambridge, Massachusetts 02139
                                 (617) 491-1100

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         The annual meeting of the stockholders of Procept, Inc., a Delaware corporation ("Procept"), will be held at the offices of Procept, 840 Memorial Drive, Cambridge, Massachusetts, at 10:00 a.m. on Monday, June 16, 1997, for the following purposes:

         1. To elect four directors of Procept.

         2. To vote on a proposed amendment to Procept's 1989 Stock Plan that would increase the number of shares of Common Stock covered by the plan by 500,000 shares.

         3. To vote on a proposed amendment to Procept's 1994 Employee Stock Purchase Plan that would increase the number of shares of Common Stock covered by the plan by 250,000 shares.

         4. To vote on a proposed amendment to Procept's 1994 Director Stock Option Plan that would increase the number of shares of Common Stock covered by the plan by 150,000 shares.

         5. To approve an amendment and restatement of Procept's Restated Certificate of Incorporation to authorize 1,000,000 shares of preferred stock.

         6. To transact such other business as may properly come before the meeting.

         Only stockholders of record at the close of business on April 21, 1997 will be entitled to vote at the meeting.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                       By order of the Board of Directors,


                                       Lynnette C. Fallon
                                       Secretary
April 30, 1997

                                  PROCEPT, INC.


               840 Memorial Drive, Cambridge, Massachusetts 02139
                                 (617) 491-1100

                                 ---------------
                                 Proxy Statement
                                 ---------------


                               GENERAL INFORMATION

         The enclosed proxy is solicited on behalf of the Board of Directors of Procept, Inc. ("Procept") for use at the annual meeting of stockholders to be held at the offices of Procept, 840 Memorial Drive, Cambridge, Massachusetts, at 10:00 a.m. on Monday, June 16, 1997, and at any adjournments thereof.

         The authority granted by an executed proxy may be revoked, at any time before its exercise, by filing with the Secretary of Procept a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by valid proxies will be voted in accordance with the specifications in the proxies. If no specifications are made, the proxies will be voted to elect the directors nominated by the Board of Directors.

         On April 21, 1997, Procept had outstanding 13,771,868 shares of common stock, $.01 par value (the "Common Stock"), which is its only outstanding class of voting stock. Only stockholders of record at the close of business on April 21, 1997 will be entitled to vote at the meeting. The holders of Common Stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting. The presence at the meeting, in person or by proxy, of a majority in interest of the Common Stock issued and outstanding and entitled to vote at the meeting shall constitute a quorum for the transaction of business. Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum.

         The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is April 30, 1997.


April 30, 1997

                                 SHARE OWNERSHIP

         The following table and footnotes set forth certain information regarding the beneficial ownership of Procept's Common Stock as of April 1, 1997 by (i) persons known by Procept to be beneficial owners of more than 5% of the Common Stock, (ii) the Chief Executive Officer and all other executive officers whose 1996 salary and bonus exceeded $100,000, (iii) each director and nominee for election as a director of Procept, and (iv) all current executive officers and directors of Procept as a group:

                                                   Shares of Common Stock
                                                   Beneficially Owned (1)
                                                   ----------------------
         Beneficial Owner                       Shares               Percent
         ----------------                       ------               -------

Aeneas Venture Corporation.................    1,184,393               8.6%
 600 Atlantic Avenue
 Boston, MA 02110

HealthCare Ventures II, L.P................      831,325(2)            6.0%
 379 Thornall Street
 Edison, NJ 08837

Stanley C. Erck............................      256,495(3)            1.8%

James C. Jenson, Ph.D......................       79,365(4)             *

Michael J. Higgins.........................       38,491(5)             *

James H. Cavanaugh, Ph.D...................      831,325(6)            6.0%

Zola P. Horovitz, Ph.D.....................       15,000(7)             *

Max Link, Ph.D.............................       15,000                *

Ellis L. Reinherz, M.D.....................       26,412(8)             *

All current executive officers and
     directors as a group (7 persons)......    1,262,088(9)            9.0%

--------------------

* Indicates less than 1%

(1) Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by such stockholder, subject to community property laws where applicable. Shares of Common Stock issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days of April 1, 1997 are treated as outstanding solely for the purpose of calculating the amount and percentage of shares beneficially owned by the holder of such options or warrants.

(2) Includes 14,008 shares of Common Stock issuable upon the exercise of currently exercisable warrants.

(3) Includes 178,218 shares issuable to Mr. Erck upon the exercise of options currently exercisable or exercisable within 60 days of April 1, 1997.

(4) Includes 40 shares held by Dr. Jenson's sons and 74,569 shares issuable to Dr. Jenson upon the exercise of options currently exercisable or exercisable within 60 days of April 1, 1997.

(5) Includes 33,872 shares issuable to Mr. Higgins upon the exercise of options currently exercisable or exercisable within 60 days of April 1, 1997 and 100 shares held in a trust for the benefit of Mr. Higgins' daughter.

(6) Consists solely of shares and warrants held of record by HealthCare Ventures II, L.P. ("HCV-II"). Dr. Cavanaugh is a general partner of HealthCare Partners II, L.P., the general partner of HCV-II.

(7) Consists solely of shares issuable to Dr. Horovitz upon the exercise of options currently exercisable or exercisable within 60 days of April 1, 1997.

(8)  Includes 2,500 shares held by Dr. Reinherz's son.

(9)  See notes (3) through (8).


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Procept's executive officers and directors and persons who own beneficially more than ten percent of Procept's Common Stock are required under
Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of Procept securities with the Securities and Exchange Commission. Copies of these reports must also be furnished to Procept. Based solely on a review of the copies of reports furnished to Procept and written representations that no other reports were required, Procept believes that during 1996 Procept's executive officers, directors and 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

                              ELECTION OF DIRECTORS

         The Board of Directors has fixed the number of directors at five for the coming year. The four persons named below have been nominated for election as directors at the annual meeting of stockholders to be held on June 16, 1997, to serve until the next annual meeting of stockholders and until their successors are elected and qualified. At his request, Dr. James H. Cavanaugh is not a nominee for re-election at the annual meeting and therefore, his term will expire. Procept currently is seeking to identify a suitable candidate for the vacancy that will exist on the Board of Directors. Each of the four nominees for director has consented to being named a nominee in this proxy statement and to serve, if elected, as a director. If any nominee is unable to serve, proxies will be voted for such other candidates as may be nominated by the Board of Directors.

         Pursuant to Procept's by-laws, directors will be elected by a plurality of the votes properly cast at the meeting. Abstentions and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election.

         The following table contains certain information about the nominees for directors.

                               Business Experience During Past Five                  Director
Name and Age                      Years and Other Directorships                       Since
------------                   ------------------------------------                  --------
Stanley C. Erck     Stanley C. Erck has served as President and Chief Executive        1988
Age: 49             Officer of Procept since joining Procept in December 1988.
                    From 1983 to 1988, Mr. Erck was Vice President - Corporate
                    Development of Integrated Genetics, Inc., a publicly held
                    biotechnology company developing therapeutic and
                    diagnostic products. Prior to that, Mr. Erck was
                    founder and Chief Executive Officer of a closely held
                    supplier of blood derivatives. He had previously held
                    the position of Director of Operations at the Fenwal
                    Division of Baxter Healthcare Corp., a division of
                    Baxter International Inc., a large supplier of health
                    care products. Mr. Erck holds an M.B.A. from the
                    University of Chicago.

Zola P. Horovitz,   Zola P. Horovitz, Ph.D., currently a consultant to                 1992
Ph.D.               pharmaceutical companies, served as Vice President -
Age: 62             Business Development and Planning at Bristol-Myers Squibb
                    Pharmaceutical Group, from August 1991 to April 1994, and as
                    Vice President - Licensing, from 1989 to August 1991. Prior to 1989, Dr. Horovitz spent 30 years as a member of the
                    Squibb Institute for Medical Research, most recently as Vice
                    President - Research Planning. He is also a director of
                    seven other biotechnology and pharmaceutical companies:
                    Avigen, Inc., BioCryst, Inc., Clinicor, Inc., Diacrin, Inc.,
                    Magainin Pharmaceuticals, Inc., Roberts Pharmaceutical
                    Corporation and Synaptic Pharmaceuticals, Inc. Dr. Horovitz
                    received his Ph.D. from the University of Pittsburgh.


                                      - 4 -



Max Link, Ph.D.     Max Link, Ph.D. has held a number of executive positions           1995
Age: 56             with pharmaceutical and healthcare companies.  Most
                    recently, he served as Chief Executive Officer of Corange
                    Limited, from May 1993 until June 1994. Prior to joining
                    Corange, Dr. Link served in a number of positions within
                    Sandoz Pharma Ltd., including Chief Executive Officer, from
                    1987 until April 1992, and Chairman, from April 1992 until
                    May 1993. Dr. Link currently serves on the board of
                    directors of four publicly traded life science companies:
                    Alexion Pharmaceuticals, Inc., CytRx Corporation, Human
                    Genome Sciences, Inc. and Protein Design Labs, Inc. Dr. Link
                    received his Ph.D. in Economics from the University of St.
                    Gallen in 1970.

Ellis L. Reinherz,  Ellis L. Reinherz, M.D. is a founder of Procept and has            1985
M.D.                served as Chairman of its Scientific Advisory Board since
Age: 46             October 1985.  Since 1984, he has served as Chief,
                    Laboratory of Immunobiology at the Dana-Farber Cancer
                    Institute and as Professor of Medicine at Harvard Medical
                    School. He received his M.D. from Harvard Medical School in
                    1975. Dr. Reinherz serves on the editorial and review boards of key medical and scientific publications in hematology and immunology.

         The Board of Directors held eight meetings during 1996. Each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board and all meetings of the committees of the Board on which such director then served, except Dr. Cavanaugh, who attended 33% of the meetings of the Compensation Committee.

         Procept has standing Audit and Compensation Committees of the Board of Directors but does not have a Nominating Committee. The Audit Committee, which during 1996 consisted of Nancy S. Amer and Dr. Horovitz, held two meetings in 1996. The primary function of the Audit Committee is to assist the Board of Directors in the discharge of its duties and responsibilities by providing the Board with an independent review of the financial health of Procept and of the reliability of Procept's financial controls and financial reporting systems. The Committee reviews the general scope of Procept's annual audit, the fee charged by Procept's independent accountants and other matters relating to internal control systems. For information about the Compensation Committee, see the "Compensation Committee Report on Executive Compensation" below.

                             EXECUTIVE COMPENSATION

         The Compensation Committee Report set forth below describes Procept's compensation policies applicable to executive officers and the bases for Mr. Erck's compensation as Chief Executive Officer. The following graph shows a comparison of the cumulative total shareholder returns on the Common Stock over the period from February 10, 1994 (the first trading day of Procept's Common Stock) to December 31, 1996, as compared with that of the S&P 500 Composite Index and the Hambrecht & Quist Biotechnology Index. In prior years, Procept compared the cumulative total shareholder returns on the Common Stock with the cumulative total return of the Amex Biotechnology Index. The Amex Biotechnology Index, however, is no longer published and Procept adopted the Hambrecht & Quist Biotechnology Index for future use. The graph assumes $100 invested on February 10, 1994 in Procept Common Stock, the S&P 500 Composite Index and the Hambrecht & Quist Biotechnology Index, with all dividends, if any, being reinvested.


                 Comparison of the Cumulative Total Return Among
                   Procept, Inc., the S&P 500 Composite Index,
                and the Hambrecht & Quist Biotechnology Index(1)

-----------------------------------------------------------------------
                                        2/10/94   1994   1995   1996
-----------------------------------------------------------------------
Procept, Inc.                            $100      $30   $ 37   $ 13

S & P 500 Composite Index                $100      $98   $135   $166

Hambrecht & Quist Biotechnology Index    $100      $91   $155   $143
-----------------------------------------------------------------------

(1) $100 invested on February 10, 1994 in Common Stock or on January 31, 1994 in Index; total return includes dividend reinvestment; fiscal year ending December 31.

             Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors (the "Committee") currently consists of Dr. James H. Cavanaugh, Dr. Zola P. Horovitz and Dr. Max Link. During 1996, the Committee consisted of Ms. Nancy S. Amer, Dr. Cavanaugh and Dr. Horovitz. Ms. Amer resigned from the Board of Directors on January 20, 1997. The Committee's responsibilities include: (i) reviewing the performance of the Chief Executive Officer and the other executive officers of the company and making determinations as to their cash and equity-based compensation and benefits, and (ii) administration of employee stock option grants and stock awards under Procept's 1989 Stock Plan (the "Option Plan"). The Committee met four times during 1996. Dr. Link was elected to the Committee on March 17, 1997. Mr. Cavanaugh's service on the Board of Directors will end on June 16, 1997, the date of the Annual Meeting.

         The Company's executive compensation policy is designed to attract, retain and reward executive officers who contribute to the long term success of Procept by maintaining a competitive salary structure as compared with other biotechnology companies and by aligning individual compensation with the achievement of business objectives and individual performance.

         The Committee reviews the entire executive compensation package which consists of: base salary, annual cash or stock bonuses based on performance, and stock option grants under the Option Plan.

Executive Officer Compensation

         Based on both the stock price performance during 1996 and the need to conserve cash, the Committee determined not to make any increases in executive officer base salaries for its 1996 fiscal year and no bonuses were paid with respect to such year. The Chief Executive Officer, Mr. Higgins and Dr. Jenson continued to receive the base salaries approved for the 1995 fiscal year.

Stock Options

         In general, stock options are granted to Procept's executive officers at the time of their hire and at such other times as the Committee may deem appropriate, such as a promotion and upon nearing full vesting of prior options. In reviewing option grants, the Committee uses the same industry survey data as used in its analysis of base salaries and bonuses. The Committee bases its stock option award decisions upon a comparison with the equity ownership of officers holding similar positions in other biotechnology companies.

         The stock option grants made by the Committee are designed to align the interest of management with those of the shareholders. In order to maintain the incentive aspects of these grants, the Committee has determined that a significant percentage of any officer's stock options should be unvested option shares. Consistent with this determination, the Committee uses a four year vesting period for all option shares and periodically reviews individual officer stock option holdings.

         The Compensation Committee approved option grants to Mr. Erck, Mr Higgins and Dr. Jenson (75,000, 35,250 and 50,250 shares, respectively) in 1996, as part of a company-wide option grant program.

Deduction Limit for Executive Compensation

         With respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code, Procept does not expect to have compensation exceeding the one-million-dollar limitation for the foreseeable future. Outstanding stock options granted under the Option Plan will not be subject to the limitation under applicable regulations, and Procept plans to maintain the exclusion for any additional options that may be granted to employees covered by Section 162(m).

                                   By the Compensation Committee,

                                   James H. Cavanaugh, Ph.D.
                                   Zola P. Horovitz, Ph.D.
                                   Max Link, Ph.D.

         The following tables set forth certain compensation information for the Chief Executive Officer of Procept and for each executive officer of Procept whose 1996 salary and bonus exceeded $100,000.

                           Summary Compensation Table

                                                        LONG TERM
                                                       COMPENSATION
                  ANNUAL COMPENSATION                     AWARDS
                  -------------------                  ------------

                                                       Other Annual   Securities
Name and                            Salary     Bonus   Compensation   Underlying
Principal Position          Year      ($)       ($)         ($)       Options(#)
------------------          ----    ------     -----   ------------   ----------

Stanley C. Erck             1996    231,000        0         0          75,000
  President,                1995    231,000        0         0          35,000
  Chief Executive Officer   1994    220,000   38,500         0          24,610

James C. Jenson, Ph.D.      1996    178,000        0         0          50,250
 Vice President,            1995    177,222        0         0          15,000
 Research and               1994    170,814   20,000         0           6,697
 Preclinical Development

Michael J. Higgins          1996    102,000        0         0          35,250
 Vice President,            1995     98,818    5,000         0           5,000
 Finance, Chief             1994     91,461        0         0          23,632
 Financial Officer

         The following table provides required information concerning the grant of stock options, under the Option Plan, to Messrs. Erck, Jenson and Higgins during the last fiscal year. In addition, the table shows hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10%, compounded annually, from the date the options were granted to their expiration date. This table does not take into account any change in the price of the Common Stock to date, nor does Procept make any representation regarding the rate of its appreciation.

                                       Option Grants In Last Fiscal Year

                                                                                       Potential Realizable Value At
                          Number of                                                       Assumed Annual Rates of
                         securities    Percent of total                                 Stock Price Appreciation For
                         underlying    options granted   Exercise or                          Option Term (1)
                           options     to employees in   base price      Expiration
         Name            granted(#)      fiscal year     (per share)        date             5%             10%
         ----            ----------      -----------     -----------        ----             --             ---
Stanley C. Erck           75,000 (2)        15.4%         $1.25          10/08/06         $58,979        $149,477

James C. Jenson,          30,000 (2)         6.2%         $1.25          10/08/06         $23,592         $59,791
Ph.D.                     20,250 (3)         4.2%         $2.3125        3/20/06          $29,460         $74,664

Michael J. Higgins        30,000 (2)         6.2%         $1.25          10/08/06         $23,592         $59,791
                           5,250 (3)         1.1%         $2.3125        3/20/06           $7,638         $19,357

-----------------

(1) The dollar amounts under these columns include the results at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying Common Stock. No gain to the optionees is possible without an increase in price of the Common Stock, which will benefit all stockholders proportionately.

(2) These options became exercisable with respect to 25% of such shares on January 1, 1997, become exercisable as to an additional 25% of such shares on each of the next three anniversaries of that date, and have a term of ten years.

(3) These options become exercisable with respect to 25% of such shares on each of the first four anniversaries of the date of grant and have a term of ten years.

               Aggregated Option Exercises In Last Fiscal Year And
                          Fiscal Year-End Option Value

                                                          Number of Securities        Value of Unexercised
                                                         Underlying Unexercised            in-the-Money
                                                               Options at                   Options at
                             Shares                        Fiscal Year-End(#)           Fiscal Year-End($)
                          Acquired on        Value            Exercisable/                Exercisable/
            Name          Exercise(#)     Realized($)        Unexercisable              Unexercisable (1)
            ----          -----------     -----------        -------------              -----------------
Stanley C. Erck              50,000         34,250          144,566/119,707                  6,303/0

James C. Jenson, Ph.D.         0              --             56,708/66,274                     0/0

Michael J. Higgins             0              --             19,276/51,474                    56/0

-----------------

(1) Based on the difference between the option exercise price and the closing price of the underlying Common Stock on December 31, 1996, which closing price was $1.06.

Director Compensation

         Members of the Board of Directors of Procept are not compensated for attending Board meetings or meetings of Board committees on which they serve.

         Directors who also serve as consultants to Procept are eligible, as such, to receive grants under Procept's 1989 Plan. In addition, certain directors of Procept are eligible to participate in Procept's 1994 Director Stock Option Plan (the "Director Plan"). Under the terms of the Director Plan, any director of Procept who is not (i) an employee of Procept or of any subsidiary of Procept, (ii) an employee or representative of an institutional venture capital investor in Procept or (iii) a director subject to any law or contract that prohibits or restricts such director's ownership of shares of Common Stock ("Eligible Directors"), is eligible to participate in the Director Plan. Currently, Dr. Horovitz and Dr. Link are Eligible Directors.

         The Director Plan, as amended by the Board of Directors on January 20, 1997, provides that each Eligible Director as of January 20, 1997 will be automatically granted options to purchase 20,000 shares of Common Stock on such date. Eligible Directors initially elected to the Board of Directors after January 20, 1997 will be automatically granted options to purchase 20,000 shares of Common Stock upon such initial election. Upon re-election to the Board of Directors, all Eligible Directors will automatically receive additional options to purchase 20,000 shares of Common Stock, except that no options will be granted to any Eligible Director upon his or her re-election if such Eligible Director holds options granted under the Director Plan that are not fully exercisable on the date of such re-election. Options granted under the Director Plan to Eligible Directors become exercisable with respect to 10,000 shares on the date of each of the next two annual meetings of stockholders following the date of grant, so long as the optionee then remains a director of Procept. All options will have a term of ten years and an exercise price, payable in cash or by check or in shares of Common Stock, equal to the fair market value of the Common Stock on the date of grant.

         Pursuant to a Consulting Agreement dated August 9, 1990, Dr. Reinherz agreed to provide consulting services to Procept for a period coterminous with the term of the Amended and Restated Research and Licensing Agreement between Procept and the Dana-Farber Cancer Institute. See "Certain Relationships and Related Transactions" below. Under the terms of the agreement, Procept makes quarterly payments to Dr. Reinherz of $12,500 and reimburses his related out-of-pocket expenses.

         Pursuant to a Consulting and Confidentiality Agreement dated January 1, 1997, Dr. Horovitz agreed to provide consulting services to Procept for a one-year period, subject to annual renewal until terminated by either Procept or Dr. Horovitz. Under the agreement, Procept pays Dr. Horovitz an annual retainer of $10,000, plus $2,000 for each day consulting services are rendered, and reimburses his related out-of-pocket expenses.

         Pursuant to a Consulting and Confidentiality Agreement dated January 1, 1997, Dr. Link agreed to provide consulting services to Procept for a one-year period, subject to annual renewal until terminated by either Procept or Dr. Link. Under the agreement, Procept pays Dr. Link an annual retainer of $10,000 and reimburses his related out-of-pocket expenses.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During the fiscal year ended December 31, 1996, Procept's Compensation Committee consisted of Ms. Amer and Drs. Cavanaugh and Horovitz. None of the members of the Compensation Committee has been an officer or employee of Procept.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Procept holds licenses to certain technology, pursuant to an Amended and Restated Research and Licensing Agreement (the "Research Agreement") dated as of February 19, 1987 between Procept and the Dana-Farber Cancer Institute. Procept has made certain payments and is obligated to make certain further payments to the Dana-Farber Cancer Institute pursuant to the Research Agreement and has extended its funding obligations thereunder through April 1998. Dr. Reinherz, a Director of Procept, is Chief, Laboratory of Immunobiology at the Dana-Farber Cancer Institute, and the funding provided by Procept under the Research Agreement is used to support research being conducted in the laboratory of Dr. Reinherz at the Institute. Dr. Reinherz also owns 26,412 shares of Procept's Common Stock (including 2,500 shares held by Dr. Reinherz's son). Procept is also a party to a Consulting Agreement with Dr. Reinherz under which Dr. Reinherz provides certain consulting services to Procept for an annual consulting fee of $50,000.

         The regulations and policies of the Harvard University Faculty of Medicine contain guidelines on conflicts of interest (the "Harvard Guidelines") which govern the relationship between a faculty member and a commercial enterprise with which he has a consulting arrangement or an ownership interest. In light of the Harvard Guidelines and their interpretation by the Harvard University Faculty of Medicine, Dr. Reinherz has agreed to divest his equity interest in Procept. As a result, Dr. Reinherz surrendered all his options to acquire shares of Common Stock to Procept for cancellation in 1996. In addition, Dr. Reinherz is making arrangements to transfer his Common Stock to a charitable remainder trust.

                      PROPOSAL TO AMEND THE 1989 STOCK PLAN

General

         The 1989 Stock Plan (the "Option Plan") was adopted by the Board of Directors in 1989 and was approved by the stockholders of Procept in June 1994. Currently, Procept may grant options and award shares under the Option Plan for a total of 1,387,118 shares of Common Stock. The purpose of the Option Plan is to attract and retain key employees and consultants of Procept, to provide incentives for them to achieve long-range performance goals and to enable them to participate in the long-term growth of Procept. The closing price of Procept's Common Stock on April 21, 1997, as reported by the Nasdaq National Market was $0.97 per share.

Amendment to the Option Plan

         The Board of Directors voted on March 17, 1997, subject to the approval of the stockholders, to amend the Option Plan by increasing the aggregate number of shares that may be subject to grants under the Option Plan by 500,000 shares from 1,387,118 to 1,887,118 shares.

Administration and Eligibility

         The Option Plan provides for the grant of stock options (incentive and nonstatutory), stock awards and authorizations to make direct purchases of Common Stock from Procept (collectively, "Stock Rights") to employees and consultants of Procept and its affiliates. As of April 21, 1997, 37 employees were eligible to participate in the Option Plan. The Compensation Committee may delegate to one or more officers the power to grant Stock Rights under the Option Plan to persons other than officers of Procept who are subject to the reporting requirements of Section 16 of the Exchange Act.

Plan Benefits

         Stock Rights are granted at the discretion of the Compensation Committee, which determines the recipients and establishes the terms and conditions upon which such Stock Rights will be granted, including the exercise price, the form of payment of the exercise price, the number of shares subject to options or other equity rights and the time at which such options become exercisable. However, the exercise price of any incentive stock option granted under the Option Plan may not be less than the fair market value of the Common Stock on the date of grant and the exercise price of any nonstatutory stock option may not be less than 50% of the fair market value of the Common Stock on the date of grant.

         The amount of Stock Rights to be received under the Option Plan by each of the executive officers named in the Summary Compensation Table, the current executive officers of Procept as a group, all current directors who are also consultants to Procept and all employees, including all current officers of Procept who are not executive officers, as a group, is not determinable and is in the discretion of the Compensation Committee. Details on options granted during the last fiscal year under the Option Plan to certain executive officers are presented in the tables and text under the heading "EXECUTIVE COMPENSATION". In general, as of April 21, 1997, options to purchase an aggregate of 1,188,798 shares of Common Stock had been granted and not cancelled unexercised under the Option Plan, of which options to purchase 154,058 shares had been exercised and options to purchase 1,034,740 shares were outstanding. In addition, stock awards for a total of 5,400 shares of Common Stock had been granted, leaving 192,920 shares available for future grants of Stock Rights. Of the aggregate number of options granted, options to purchase an aggregate of 532,005 shares of Common Stock had been granted to all current executive officers as a group, 73,000 of which have been exercised, and options to purchase an aggregate of 383,188 shares of Common Stock had been granted to all other employees, none of which shares had been exercised as of April 21, 1997.

Federal Income Tax Consequences Relating to Stock Options

         Incentive Stock Options. An optionee does not realize taxable income upon the grant or exercise of an incentive stock option ("ISO") under the Option Plan.

         If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss and (b) no deduction is allowed to Procept for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee.

         If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition") then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) Procept is entitled to deduct such amount. Any further gain realized is taxed as a short-term or long-term capital gain and does not result in any deduction to Procept. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

         Nonstatutory Stock Options. No income is realized by the optionee at the time a nonstatutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) Procept receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any deduction by Procept.

Vote Required

         The affirmative vote by the holders of a majority of the shares of Common Stock present or represented, and entitled to vote at the meeting is required to approve the amendment to the Option Plan. Broker non-votes will not be counted as present or represented for this purpose. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a negative vote.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

             PROPOSAL TO AMEND THE 1994 EMPLOYEE STOCK PURCHASE PLAN

General

         The 1994 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on March 2, 1994 and was approved by the stockholders of Procept in June 1994. Currently, a total of 250,000 shares of Common Stock are reserved for issuance under the Purchase Plan, of which 172,440 shares have been issued. The purpose of the Purchase Plan is to provide full-time employees of Procept an opportunity to purchase Common Stock on favorable terms.

Amendment to the Purchase Plan

         The Board of Directors voted on March 17, 1997, subject to the approval of the stockholders, to amend the Purchase Plan by increasing the aggregate number of shares that may be issued under the Purchase Plan by 250,000 shares from 250,000 to 500,000 shares.

Administration and Eligibility

         The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The purchase price per share of Common Stock in an offering is 85% of the lower of its fair market value on the first day of an offering period, or the applicable exercise date and may be paid through regular payroll deductions, lump sum cash payments or a combination of both, as determined by the Board of Directors. Eligible employees participate voluntarily and may withdraw from any offering at any time before Common Stock is purchased. Participation terminates automatically upon termination of employment for any reason. Rights to purchase Common Stock under the Purchase Plan are granted at the discretion of the Board of Directors, which, through an administrator, determines the frequency and duration of individual offerings under the Plan and the date(s) when stock may be purchased. The Purchase Plan terminates on March 2, 2004.

         In accordance with Section 423 of the Code, no employee may subscribe for shares under the 1994 Purchase Plan if, immediately after having subscribed, the employee would own 5% or more of the voting power or of the value of all classes of stock of Procept (including stock which may be purchased through subscriptions under the Purchase Plan or any other plans) nor may an employee buy more than $25,000 worth of stock (determined by the fair market value of the Common Stock at the time the offering begins) through the Purchase Plan in any calendar year. The Purchase Plan provides that no employee may allocate more than 15%, or such lesser percentage as the Board of Directors may fix, of the employee's annual rate of compensation to the purchase of stock through the Plan.

         As of April 21, 1997, 37 employees were eligible to participate in the Purchase Plan and 172,440 shares of Common Stock had been purchased under the Purchase Plan, leaving 77,560 shares available for future issuance. Of these shares, the current executive officers as a group have purchased an aggregate of 10,153 shares of Common Stock and all other employees have purchased an aggregate of 162,287 shares of Common Stock.

Federal Income Tax Consequences Relating to the Purchase Plan

         Participants do not realize taxable income at the commencement of an offering or at the time shares are purchased under the Purchase Plan.

         If no disposition of shares purchased under the Purchase Plan is made by the participant within two years from the offering commencement date or within one year from the purchase date, then (a) upon sale of such shares, 15% of the fair market value of the stock at the commencement of the offering period (or, if less, the amount realized on sale of such shares in excess of the purchase price) is taxed to the participant as ordinary income with any additional gain taxed as a long-term capital gain and any loss sustained is treated as a long-term capital loss and (b) no deduction is allowed to Procept for Federal income tax purposes.

         If the participant dies at any time while owning shares purchased under the Purchase Plan, then (a) 15% of the fair market value of the stock at the commencement of the offering period (or, if less, the fair market value of such shares on the date of death in excess of the purchase price) is taxed to the participant as ordinary income in the year of death and (b) no deduction is allowed to Procept for Federal income tax purposes.

         If shares of Common Stock purchased under the Purchase Plan are disposed of prior to the expiration of the two-year and one-year holding periods described above, then (a) the participant realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares on the date of purchase (or, if less, the amount realized on sale of such shares) over the purchase price thereof, and (b) Procept is entitled to deduct such amount. Any further gain realized is taxed as a short-term or long-term capital gain and will not result in any deduction by Procept.

Vote Required

         The affirmative vote by the holders of a majority of the shares of Common Stock present or represented, and entitled to vote at the meeting is required to approve the amendment to the Purchase Plan. Broker non-votes will not be counted as present or represented for this purpose. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a negative vote.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

              PROPOSAL TO AMEND THE 1994 DIRECTOR STOCK OPTION PLAN

General

         The 1994 Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors on June 21, 1994 and was approved by the stockholders of Procept in June 1995. The Director Plan was further amended by the Board of Directors on January 20, 1997 to modify the timing and amount of grants thereunder, which amendment did not require stockholder approval. The purpose of the Director Plan is to attract and retain highly qualified, non-employee directors of Procept and to encourage ownership of stock of Procept by such directors so as to provide additional incentives to promote the success of Procept. Currently, automatic grants of nonstatutory stock options may be made under the Director Plan for a total of 150,000 shares of Common Stock, subject to adjustment for stock splits and similar capital changes, to Eligible Directors, as defined below. As of April 21, 1997, options to purchase an aggregate of 80,000 shares had been granted under the Director Plan.

Amendment to the Director Plan

         The Board of Directors voted on March 17, 1997, subject to the approval of the stockholders, to amend the Director Plan by increasing the aggregate number of shares that may be issued under the Director Plan by 150,000 shares to 300,000 shares.

Administration and Eligibility

         Awards made pursuant to the Director Plan are intended to be "formula awards" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended. Directors eligible to participate in the 1994 Director Plan ("Eligible Directors") include any director of Procept who is not any one of:
(i) an employee of Procept or of any subsidiary of Procept, (ii) an employee or representative of an institutional venture capital investor in Procept, and
(iii) a director subject to any law or contract that prohibits or restricts such director's ownership of shares of Procept's Common Stock. Currently, Dr. Horovitz and Dr. Link are Eligible Directors.

         The Director Plan, as amended by the Board of Directors on January 20, 1997, provides that each Eligible Director as of January 20, 1997 will be automatically granted options to purchase 20,000 shares of Common Stock on such date. Eligible Directors initially elected to the Board of Directors after January 20, 1997 will be automatically granted options to purchase 20,000 shares of Common Stock upon such initial election. Upon re-election to the Board of Directors, all Eligible Directors will automatically receive additional options to purchase 20,000 shares of Common Stock, except that no options will be granted to any Eligible Director upon his or her re-election if such Eligible Director holds options granted under the Director Plan that are not fully exercisable on the date of such re-election. Options granted under the Director Plan to Eligible Directors become exercisable with respect to 10,000 shares on the date of each of the next two annual meetings of stockholders following the date of grant, so long as the optionee then remains a director of Procept. All options will have a term of ten years and an exercise price, payable in cash or by check or in shares of Common Stock, equal to the fair market value of the Common Stock on the date of grant.

Federal Income Tax Consequences

         Options granted under the Plan are nonstatutory options. No income is realized by the director at the time a nonstatutory option is granted. Upon exercise, (a) ordinary income is realized by the director in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) Procept receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or a long-term capital gain or loss and will not result in any deduction by Procept.

Vote Required

         The affirmative vote by the holders of a majority of the shares of Common Stock present or represented, and entitled to vote at the meeting is required to approve the amendment to the Purchase Plan.

Broker non-votes will not be counted as present or represented for this purpose. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a negative vote.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

               PROPOSAL TO APPROVE AN AMENDMENT AND RESTATEMENT OF
                     PROCEPT'S CERTIFICATE OF INCORPORATION

         On March 17, 1997, the Board of Directors approved and recommended to the stockholders a proposed amendment of Procept's certificate of incorporation to create a newly authorized class of preferred stock ("Preferred Stock") consisting of 1,000,000 shares by means of a Restated Certificate of Incorporation (the "Restatement"). If the Restatement is approved, the Board of Directors will be authorized, without further action by the stockholders, to issue shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The proposed form of Restatement is set forth as Exhibit A hereto.

Authorization of Preferred Stock


         The authorized capital stock of Procept currently consists of a single class of Common Stock. The Restatement would authorize 1,000,000 shares of Preferred Stock in order to provide flexibility for future financings or acquisition transactions by Procept, although no specific issuances are presently contemplated. If the Restatement is approved, the Board of Directors will be able to specify the precise characteristics of the Preferred Stock to be issued, taking into account the nature of specific transactions and current market conditions. The Board of Directors realizes that Procept will need to consider future equity financing opportunities and strategic business combinations, including mergers. The Board wishes to minimize the dilutive impact of such equity transactions. The Board of Directors believes that the ability to issue Preferred Stock would allow it to provide special privileges to meet the demands of future investors and acquisition targets while offering a security having higher value per share and thereby to minimize the dilutive impact such future issuance will have on Procept's Common Stock.


         The Restatement would enable Procept, by action of the Board of Directors, to issue, at any time or from time to time, one or more series of Preferred Stock without further shareholder approval. In addition, the Board of Directors would be able to determine all designations, preferences, limitations, and relative rights of such stock including, but not limited to, the designation of series and numbers of shares, dividend rights, rights upon liquidation or distribution of the assets of Procept, conversion or exchange rights, redemption provisions, sinking fund provisions, voting rights, and any other preferences or rights and any qualifications, limitations or restrictions of such preferences or rights.

         It is not possible to state the effect of the authorization of the Preferred Stock upon the rights of holders of Common Stock until the Board of Directors determines the respective rights of the holders of one or more series of Preferred Stock. However, such effects might include (a) dilution of the voting power of the Common Stock to the extent that the Preferred Stock has voting rights and (b) the holders of Common Stock not being entitled to share in Procept's assets upon liquidation until satisfaction of any liquidation preference granted to the Preferred Stock.

         In addition to the intended purposes for authorizing the Preferred Stock as discussed above, the issuance of Preferred Stock, whether convertible into Common Stock or not, could have the effect of discouraging attempts to acquire control of Procept and thus deprive stockholders of an opportunity to realize a premium for their shares. The Board of Directors is not considering the use of Preferred Stock for such purposes, and is not aware of any present effort to accumulate Procept's stock for the purpose of gaining control of Procept. The Board of Directors believes that, as structured, the authorization of Preferred Stock is in the best interest of stockholders and Procept because it will facilitate Procept's ability to take advantage of financing opportunities and acquisition strategies that might not be available or, if available, would be available on less attractive terms than if Common Stock were the only security available to the Board of Directors.

Vote Required

         The Restatement must be approved by the holders of a majority of the outstanding shares of Common Stock. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the Restatement.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

                         INFORMATION CONCERNING AUDITORS

         The firm of Coopers & Lybrand L.L.P., independent accountants, examined Procept's financial statements for the year ending December 31, 1996. The Board of Directors has appointed Coopers & Lybrand L.L.P. to serve as Procept's auditors for its fiscal year ending December 31, 1997. Representatives of Coopers & Lybrand L.L.P. are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

         In order for a stockholder proposal to be considered for inclusion in Procept's proxy materials for the 1998 annual meeting, it must be received by Procept at 840 Memorial Drive, Cambridge, Massachusetts 02139, Attention:
Michael J. Higgins, Chief Financial Officer, no later than December 26, 1997.

                            EXPENSES OF SOLICITATION

         Procept will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of stock. In addition to the use of mails, proxies may be solicited by officers and any regular employees of Procept in person or by telephone. Procept expects that the costs incurred in the solicitation of proxies will be nominal.

                                  OTHER MATTERS

         The Board of Directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.